 Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284437

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement Dated March 28, 2025, to Prospectus Dated January 30, 2025)

MultiSensor AI Holdings, Inc.

Up to $50,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated January 30, 2025, filed as a part of our registration statement on Form S-3 (File No. 333-284437) (the “Registration Statement”), as supplemented by our prospectus supplement, dated March 28, 2025 (the “Prior Prospectus Supplement”), relating to the offering, issuance and sale by us of our common stock, par value $0.0001 per share, from time to time that may be issued and sold under the at market issuance sales agreement (the “Sales Agreement”), dated March 28, 2025, by and between us and B. Riley Securities, Inc. (“B. Riley”), acting as sales agent or principal. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplement.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus Supplement, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prior Prospectus Supplement to reduce the size of the continuous offering by us under the Prior Prospectus to up to $168,241 of common stock. As of the date hereof, after taking into account the $118,241 of common stock that was previously sold pursuant to the Prior Prospectus Supplement, we may offer up to an additional $50,000 of common stock under the Prior Prospectus Supplement, as amended by the prospectus supplement. We will not make any additional sales of common stock exceeding $50,000 under the Prior Prospectus Supplement, as amended by this prospectus supplement, unless and until a new prospectus supplement or a new registration statement is filed. The Sales Agreement remains in full force and effect.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $55,355,365 which was calculated based on 27,957,255 shares of our outstanding common stock held by non-affiliates at a price of $1.98 per share, the closing price of our common stock on The Nasdaq Capital Market on November 3, 2025. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the Registration Statement in a primary offering with a value of more than one-third of our public float in any 12-month period, so long as our public float is less than $75,000,000. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we sold securities with an aggregate market value of $118,241 pursuant to General Instruction I.B.6 of Form S-3.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MSAI.” On November 3, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.98 per share.

Investing in the offered securities involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our securities under the section titled “Risk Factors” beginning on page S-6 of the Prior Prospectus Supplement, the accompanying prospectus and in the risks discussed under similar headings in the documents incorporated by reference in the Prior Prospectus and accompanying prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PRIOR PROSPECTUS SUPPLEMENT, AS AMENDED BY THIS PROSPECTUS SUPPLEMENT, AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

B. Riley Securities

The date of this prospectus supplement is November 4, 2025